Exhibit 10

EXECUTION VERSION

Published Deal CUSIP: 133909BE0

Published Delayed Draw Term Loan CUSIP: 133909BF7

$2,000,000,000

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

dated as of

October 10, 2023

Among

Campbell Soup Company

The Lenders Party Hereto

And

Bank of America, N.A.,

as Administrative Agent

BofA Securities, Inc., Barclays Bank PLC,

BNP Paribas Securities Corp., Citibank, N.A.

and JPMorgan Chase Bank, N.A.

as Joint Lead Arrangers and Joint Bookrunners

Barclays Bank PLC, BNP Paribas Securities Corp., Citibank, N.A.

and JPMorgan Chase Bank, N.A.

as Syndication Agents

COMMITMENT SCHEDULE

PRICING SCHEDULE

EXHIBIT A -	Note
EXHIBIT B -	Assignment and Assumption
EXHIBIT C -	Notice of Borrowing
EXHIBIT D -	Notice of Interest Rate Election

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

DELAYED DRAW TERM LOAN CREDIT AGREEMENT dated as of October 10, 2023 among CAMPBELL SOUP COMPANY, the LENDERS party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than 0%, such rate shall be deemed to be equal to 0% for the purposes of this Agreement.

“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR as so determined would be less than the 0%, such rate shall be deemed to be equal to the 0% for the purposes of this Agreement.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Agent-Related Person” has the meaning set forth in Section 9.03(d). “

Agents” means the Administrative Agent and the Syndication Agents.

“Agreement” means this Delayed Draw Term Loan Credit Agreement, as the same may at any time be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to any Lender, its Domestic Lending Office.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning set forth in Section 9.06(c).

“Assignment and Assumption” has the meaning set forth in Section 9.06(c).

“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 8.01.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect for such day, (c) the Secured Overnight Financing Rate published on such day by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source) plus 0.10% plus 1.00% and (d) 1.00%. If the Base Rate is being used as an alternate rate of interest in connection with the inability to determine the Secured Overnight Financing Rate published on such day by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source), then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8 or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

“Base Rate Margin” has the meaning set forth in the Pricing Schedule.

“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 8.01.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Adjusted Daily Simple SOFR; and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the setting of the then-current Benchmark, the Benchmark Replacement Date will be deemed to have occurred and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.01 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.01.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means the board of directors of the Company. “Borrower” means the Company.

“Borrower Materials” has the meaning set forth in Section 9.01(b). “Borrowing” has the meaning set forth in Section 1.03.

“Borrowing Date Acquisition” means the acquisition by the Company of Sovos Brands, Inc. pursuant to the Agreement and Plan of Merger dated as of August 7, 2023 among the Company, Sovos Brands, Inc. and Premium Products Merger Sub, Inc., as described in the Company’s Form 8-K filed on August 7, 2023 with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Borrowing Date” has the meaning set forth in the definition of “Borrowing Period”.

“Borrowing Period” means the period from the Effective Date to the earliest of (i) the Termination Date, (ii) the date on which the Lenders make their term Loans to the Borrower pursuant to Section 2.01 (such date, the “Borrowing Date”), and (iii) the date on which the Company terminates the Commitments in full in accordance with Section 2.08.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s office is located.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary,

(i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following:

(1) the sale, conveyance, transfer or lease of the Company’s properties and assets substantially as an entirety (other than by way of merger or consolidation) to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries;

(2) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company’s Voting Stock, measured by voting power rather than number of shares;

provided that the consummation of any such transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s

Voting Stock immediately prior to such transaction or (y) no “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means (1) the Company’s Public Rating is downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control (which Trigger Period will be extended so long as the Company’s Public Rating is under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the Company’s Public Rating is rated below an Investment Grade rating by each of the Ratings Agencies on any date during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Ratings Agency does not publicly announce or confirm or inform the Administrative Agent, in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment” means (i) with respect to any Lender listed on the Commitment Schedule, the amount set forth therein opposite the name of such Lender under the heading “Commitment” and (ii) with respect to any Assignee or any financial institution which becomes a Lender pursuant to Section 9.06(c), the amount of the Commitment thereby assumed by it, in each case as such amount may from time to time be reduced pursuant to Section 2.08 or changed as a result of an assignment pursuant to Section 9.06(c).

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Company” means Campbell Soup Company, a New Jersey corporation, and its successors.

“Company’s 2023 Form 10-K” means the Company’s annual report on Form 10-K for its fiscal year ended July 30, 2023, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Company’s Public Rating” means, at any time, the rating assigned by each of the Ratings Agencies to the Company’s senior unsecured long-term indebtedness without third-party credit support (or, if no such indebtedness is outstanding and so rated at such time, then the Company’s corporate or corporate family rating, as applicable, from such Ratings Agencies).

“Connection Income Taxes” means Other Connection Taxes that are imposed on net income, or that are franchise or similar taxes.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Company and its Subsidiaries on a consolidated basis equal to:

(a) EBIT (and EBIT of any discontinued operations), plus

(b) without duplication and, other than with respect to clause (xi) below, solely to the extent deducted in calculating EBIT (and EBIT of any discontinued operations), the sum of (i) all amounts and expenses attributable to depreciation and amortization for such period, (ii) losses from dispositions of assets or liabilities outside of the ordinary course of business, (iii) any extraordinary, unusual or non-recurring charges or losses for such period, (iv) all costs, fees and expenses during such period related to any restructuring related costs (including, without limitation, any implementation costs, restructuring charges, related severance costs, retention bonuses, relocation expenses, expenses related to the closure of facilities and similar costs and expenses) and/or any costs, fees and expenses during such period related to any issuance of equity, recapitalization, reorganization, asset disposition, divestiture, sale of any business or division thereof, acquisition or Debt, (v) actual integration costs in relation to any consummated acquisition and all costs, fees and expenses incurred in connection with any consummated acquisition, (vi) any pension, post-retirement and similar plan actuarial mark-to-market losses and/or curtailment or settlement charges, (vii) any loss on foreign exchange, Swap Agreements or similar forward contracts, in each case, relating to any acquisition or disposition, (viii) the effects of purchase accounting adjustments made in relation to any consummated acquisition, (ix) any impairment charges or asset write-offs, including impairment charges or asset write-offs related to intangible assets (including goodwill) and long-lived assets, (x) any amortization expense related to notes discounts, (xi) non-cash charges, expenses and losses including, without limitation, in respect of impairments of goodwill and non-cash compensation charges incurred during such period arising from the grant of or the issuance of stock or stock equivalents and any equity incentive plans, arrangements or programs, (xii) earn outs and other contingent obligations in connection with any acquisition or investment, (xiii) for any period of four consecutive fiscal quarters, the amount of cost savings and synergies projected by the Company in good faith to be realized, net of realized gains, in connection with any acquisition or investment within 12 months of the closing date thereof, which cost savings and synergies shall be deemed to have been realized on the first day of such period; provided that (1) such cost savings and synergies are reasonably identifiable, reasonably attributable to such acquisition or investment, reasonably supportable and certified by a Financial Officer of the Company in writing to the Administrative Agent and (2) the Company has initiated, or will initiate within a period of time following the closing date of such acquisition or investment that is reasonably anticipated to permit such cost savings and synergies to be realized, within 12 months of such closing date appropriate actions to realize such cost savings and synergies; provided, further, that the aggregate amount added pursuant to this subclause (xiii) shall not exceed for any period of four consecutive fiscal quarters the lesser of (X) 10.0% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such addback) and (Y) $125,000,000, (xiv) costs attributable to the implementation of any cost savings initiatives referred to in the preceding clause (xiii), (xv) any non-cash loss related to the implementation of accounting or tax legislative changes and (xvi) any unrealized mark-to-market losses with respect to any outstanding commodity hedges and minus

(c) without duplication, solely to the extent added in calculating EBIT (and EBIT of any discontinued operations), the sum of (i) gains from dispositions of assets or liabilities outside of the ordinary course of business for such period, (ii) any pension, post-retirement and similar plan actuarial mark-to-market gains and/or curtailment or settlement gains, (iii) any gain on foreign exchange, Swap Agreements or similar forward contracts, in each case, relating to any acquisition or disposition, (iv) any restructuring gains, (v) any extraordinary, unusual or non-recurring income or gains (vi) any unrealized mark-to-market gains with respect to any outstanding commodity hedges and (vii) any non-cash gains related to the implementation of accounting or tax legislative changes, in each case, for such period.

“Consolidated Interest Coverage Ratio” means, as of any Test Date, the ratio of (a) Consolidated Adjusted EBITDA for the Related Test Period to (b) Consolidated Interest Expense for such Related Test Period; provided that any Pre-Acquisition Debt (including without limitation interest expense or income related thereto) shall be excluded from the calculation of the Consolidated Interest Coverage Ratio solely for the period from the incurrence thereof until (but excluding) the date of consummation (or termination) of the related Material Acquisition.

“Consolidated Interest Expense” means, as of any Test Date, the amount of interest expense (net of any interest income) of the Company and its Subsidiaries on a consolidated basis for the Related Test Period, as reflected on the consolidated statement of income for such Related Test Period in conformity with generally accepted accounting principles; provided that Consolidated Interest Expense shall not include (a) any upfront fees and similar amounts to the extent such amounts would constitute interest expense in conformity with generally accepted accounting principles, (b) gains and losses with respect to termination or settlement of derivative transactions, (c) any premium in connection with early repayment or redemption of Debt and (d) fees and expenses paid in connection with this Agreement.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Net Assets” means the total assets of the Company and its Consolidated Subsidiaries after deducting therefrom all current liabilities.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of such Board of Directors on the Effective Date; or (2) was nominated or approved for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, approval or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.15.

“Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated, the aggregate outstanding principal amount of its Loans at such time.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all obligations (including all contingent obligations)

of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (vii) all Debt of others Guaranteed by such Person.

“Debt Issuance” means the borrowing, issuance or other incurrence of Debt for borrowed money as described under clause (i) or (ii) of the definition of Debt (including loans, hybrid securities and debt securities convertible into equity), in each case, by the Borrower or any of its Subsidiaries, except (i) Debt owed to the Borrower or any Subsidiary of the Borrower; (ii) borrowings under the Existing Credit Agreement and any refinancing thereof in an amount up to $1,850,000,000, (iii) any commercial paper issued in the ordinary course of business or any proceeds of which that are intended to be utilized to finance the Borrowing Date Acquisition inclusive of all fees and expenses incurred by the Borrower or any of its Subsidiaries in connection with the Borrowing Date Acquisition, (iv) any borrowings under existing foreign and/or short term working capital credit lines (including any extensions, modifications, refinancings and replacements thereof), (v) any purchase money indebtedness, capital or synthetic lease obligations, industrial bonds or similar obligations, in each case, in the ordinary course of business, (vi) other Debt to the extent the Net Cash Proceeds of such Debt are utilized or intended to be utilized to refinance any Debt for borrowed money as described under clause (i) or (ii) of the definition of Debt of the Borrower or any Subsidiary of the Borrower to the extent the issuance or incurrence of such Debt occurs prior to or during the calendar year of 2025 and to pay any fees or other amounts in respect thereof (including any prepayment or redemption premiums and accrued interest thereon) and (vii) other Debt for borrowed money in an aggregate principal amount up to $250,000,000.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund any portion of its Loans within two Business Days of the date required to be funded or (ii) pay over to any Lender Party any other amount required to be paid by it hereunder within two Business Days of the date required to be paid, unless, in the case of clause (i) or (ii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has become (or has a Parent that has become) the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America. “Domestic Inventory” means inventory owned by the Company or any Subsidiary and located in the United States.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

“Domestic Receivables” means receivables of the Company or any Subsidiary which in the ordinary course of business are payable in the United States.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“EBIT” means earnings before interest and taxes of the Company and its Subsidiaries on a consolidated basis as reported by the Company on a quarterly basis determined in a manner in conformity with generally accepted accounting principles.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date the Commitments become effective in accordance with Section 3.01.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“ERISA Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Group” includes any Person who was, as to the time of such past event or period of time, a member of the “ERISA Group” within the meaning of the preceding sentence.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Credit Agreement” means the Five-Year Credit Agreement dated as of September 27, 2021 among the Company, the Eligible Subsidiaries referred to therein, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“FCA” has the meaning set forth in Section 1.05.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fitch” means Fitch Ratings Inc., and its successors.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR or Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR and Adjusted Daily Simple SOFR shall be 0.00%.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Fee” has the meaning set forth in Section 2.07(b).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group of Loans” or “Group” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time, (ii) all Loans which are RFR Loans at such time or (iii) all Term Benchmark Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Indemnitee” has the meaning set forth in Section 9.03(c).

“Information” has the meaning set forth in Section 9.16.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month;

(c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date; and

(d) no tenor that has been removed from this definition pursuant to Section 8.01(f) shall be available for specification in such Notice of Borrowing or Notice of Interest Rate Election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or an equivalent Investment Grade rating from any replacement Ratings Agency appointed by the Company.

“Joint Lead Arrangers and Joint Bookrunners” means BofA Securities, Inc., BofA Securities, Inc., Barclays Bank PLC, BNP Paribas Securities Corp., Citibank, N.A. and JPMorgan Chase Bank, N.A. in their respective capacities as joint lead arrangers and joint bookrunners in connection with this Agreement.

“Lender” means (i) a Person listed on the Commitment Schedule as having a Commitment or (ii) an Assignee.

“Lender Party” means, collectively, the Administrative Agent and any Lender.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Document” means this Agreement, including without limitation, schedules and exhibits hereto and any agreements entered into in connection herewith, including amendments, modifications or supplements thereto or waivers thereof, any Notes and any other documents prepared in connection with this Agreement.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Acquisition” means any acquisition of all or substantially all of the Equity Interest in, or property or assets of, a Person, or of assets constituting a business unit, line of business or division of a Person for an aggregate amount of consideration greater than $500,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform any of the payment obligations hereunder or (c) the rights of or benefits available to the Administrative Agent or the Lenders under any Loan Document.

“Material Debt” means Debt (other than Loans) of the Company or a Subsidiary, arising in a single transaction or a series of related transactions, in an aggregate principal amount of $150,000,000 or more.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“Net Cash Proceeds” means, with respect to any Debt Issuance (determined for this purpose before giving effect to any amount-based exclusion in the definition thereof), the excess, if any, of (i) cash received by the Borrower and its Subsidiaries in connection with such incurrence, issuance, offering or placement over (ii) the sum of (A) payments made to retire any Debt that is required to be repaid in connection with such issuance, offering or placement (other than the Loans) and (B) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its Subsidiaries in connection with such incurrence, issuance, offering or placement.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans made to it pursuant to Article 2.

“Notice of Borrowing” has the meaning set forth in Section 2.02, substantially in the form of Exhibit C hereto.

“Notice of Interest Rate Election” has the meaning set forth Section 2.09(a), substantially in the form of Exhibit D hereto.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Other Connection Taxes” means, in the case of each Lender and the Administrative Agent, taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent (as the case may be) and the jurisdiction imposing such tax (other than connections arising from such Lender or the Administrative Agent (as the case may be) having executed, delivered, become a party to, performed its obligation under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning set forth in 8.04(a).

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation.

“Parent” means, with respect to any Lender, any Person controlling such Lender. “

Participant” has the meaning set forth in Section 9.06(b).

“Participant Register” has the meaning set forth in Section 9.06(f).

“Patriot Act” has the meaning set forth in Section 9.12.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. At any time after the Commitments shall have terminated, the term “Percentage”

shall refer to a Lender’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.06(c).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group or (ii) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning set forth in Section 9.01(b). “

Public Lender” has the meaning set forth in Section 9.01(b).

“Pre-Acquisition Debt” means any Debt incurred by the Company or any of its Subsidiaries for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Debt of the Company, any of its Subsidiaries or the person(s) or assets to be acquired) but prior to the consummation of such Material Acquisition; provided that (a) the release of the proceeds of such Debt to the Company and/or its Subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive documentation (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and/or its Subsidiaries in respect of such Debt) and/or (b) such Debt contains a “special mandatory redemption” provision (or other similar provision) or otherwise requires such Debt to be redeemed or prepaid if such Material Acquisition is terminated or otherwise not consummated by the date specified in the definitive documentation relating to such Debt (and if the definitive documentation (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such Debt is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Property” means any manufacturing or processing plant or warehouse (a) located in the United States, (b) owned by the Company or any Subsidiary and (c) having a gross book value (including related land and improvements therein and all machinery and equipment included therein without deduction of any depreciation reserves) on the date as of which the determination is being made exceeding 2% of Consolidated Net Assets.

“Principal Subsidiary” means any Subsidiary which (a) owns a Principal Property, (b) owns Domestic Inventory and Domestic Receivables with a combined aggregate book value in excess of $30,000,000 or (c) owns (directly or indirectly) the stock of any Subsidiary which owns a Principal Property or has Domestic Inventory and Domestic Receivables with a combined aggregate book value in excess of $30,000,000.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.15.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Ratings Agency” means each of Moody’s, S&P and Fitch; provided that if any of Moody’s, S&P or Fitch ceases to rate the Company’s senior unsecured long-term indebtedness or, if no such indebtedness is outstanding, the Company’s corporate or corporate family rating, then, in either case, the Company may appoint a replacement for such Ratings Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended.

“Register” has the meaning specified in Section 2.04(a).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s affiliates.

“Related Test Period” means, as of any Test Date, the period of the four most recent fiscal quarters ended on such Test Date.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/ or the NYFRB, or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Required Lenders” means at any time Lenders having more than 50% of the aggregate amount of the Credit Exposures at such time (exclusive in each case of the Credit Exposure(s) of Defaulting Lenders).

“Rescindable Amount” has the meaning as defined in Section 2.12(b).

“Responsible Officer” means the chief executive officer, chief financial officer, treasurer or other executive officer of the Borrower, and solely for the purposes of Article 2, any other officer of the Borrower so designated by the foregoing officers.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“RFR Margin” has the meaning set forth in the Pricing Schedule.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union (“EU”) or any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the EU or any EU member state or His Majesty’s Treasury of the United Kingdom.

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Supported QFC” has the meaning set forth in Section 9.15.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Syndication Agents” means Barclays Bank PLC, BNP Paribas Securities Corp., Citibank, N.A. and JPMorgan Chase Bank, N.A., in their respective capacities as syndication agents in connection with this Agreement.

“Taxes” has the meaning set forth in 8.04(a).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR.

“Term Benchmark Loan” means any Loan in respect of which interest is computed on the basis of a Term SOFR rate.

“Term Benchmark Margin” has the meaning set forth in the Pricing Schedule. “Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed to be zero.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by the CME Term SOFR Administrator (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Termination Date” means October 8, 2024, but if such day is not a Business Day, Termination Date shall be the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Business Day.

“Test Date” means the last day of each fiscal quarter of the Company, commencing with the first fiscal quarter after the Effective Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR, the Base Rate or Adjusted Daily Simple SOFR.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unused Fee” has the meaning set forth in Section 2.07(a).

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Special Resolution Regime” has the meaning set forth in Section 9.15.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 8.04(e).

“Voting Stock” means capital stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors,

managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article 5 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made pursuant to Article 2 on the same day, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Term Benchmark Borrowing” is a Borrowing comprised of Term Benchmark Loans).

Section 1.04. Interest Rates; Term Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 8.01(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.05. Divisions. For all purposes under the Loan Documents, in connection with any Division under Delaware law (or any comparable event under a different jurisdiction’s laws):

(a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

THE FACILITY

Section 2.01. Commitments to Lend. (a) During the Borrowing Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a term loan to the Borrower pursuant to this Section in such principal amount as the Borrower shall request up to, but not exceeding, such Lender’s Commitment; provided that (i) such Borrowing shall be in an aggregate principal amount of $250,000,000 or any larger multiple of $5,000,000 and shall be made from the several Lenders ratably in proportion to their respective Commitments; (ii) the principal amount of each Lender’s Loan to the Borrower shall not exceed its Commitment; and (iii) the aggregate principal amount of the Loans shall not exceed the aggregate amount of the Commitments. The Loans may only be drawn in a single Borrowing during the Borrowing Period.

(b) The failure of any Lender to make its Loan shall not relieve any other Lender of its obligations to make its Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make any Loan hereunder after the Borrowing

Period, and any portion of the Commitments not drawn on the Borrowing Date shall automatically expire. The Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 2.01(a).

Section 2.02. Notice of Borrowing. The Borrower shall give the Administrative Agent written notice signed by one (1) Responsible Officer of the Borrower (a “Notice of Borrowing”) not later than 10:00 A.M. (New York City time) on (x)(i) the date of any Base Rate Borrowing or (ii) one Business Day before any Base Rate Borrowing or (y) two Business Days before any Term Benchmark Borrowing on the Borrowing Date;

(a) the date of the Borrowing, which shall be a Business Day;

(b) the aggregate amount of the Borrowing;

(c) whether the Loans comprising the Borrowing are to bear interest initially at the Base Rate or the Term Benchmark (or, solely to the extent applicable pursuant to Section 8.01, Daily Simple SOFR); and

(d) in the case of a Term Benchmark Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Notice to Lenders; Fundings of Loans. (a) Upon receipt of a Notice of Borrowing, which shall be substantially in the form of Exhibit C hereto, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of the Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 10:00 A.M. (New York City time) on the Borrowing Date in the case of a Term Benchmark Borrowing (or, so long as the Borrower delivered a Notice of Borrowing to the Administrative Agent under Section 2.02(x)(ii), in the case of a Base Rate Borrowing), or not later than 3:00 P.M. (New York City Time) in the case of a Base Rate Borrowing to the extent the Borrower delivers a Notice of Borrowing under Section 2.02(x)(i), each Lender shall make available its share of the Borrowing, in federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing Date (or prior to 10:00 A.M. (New York City time) on the date of any Base Rate Borrowing, to the extent a Notice of Borrowing was delivered to the Administrative Agent under Section 2.02(x)(ii), or, not later than 3:00 P.M. (New York City Time) to the extent the Borrower delivers a Notice of Borrowing under Section 2.02(x)(i)) that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available to the

Administrative Agent on the Borrowing Date in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Lender, the Overnight Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.04. Registry; Notes. (a) The Administrative Agent shall maintain a register (the “Register”) in which it will record the Commitment of each Lender, any Loan made by each Lender and each repayment of any Loan. Any such recordation by the Administrative Agent in the Register shall be conclusive, absent manifest error. Each Lender shall record in its internal records the foregoing information as to its own Commitment and Loans. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder in respect of the Loans.

(b) Each Lender may, by notice to the Borrower and the Administrative Agent, request (i) that its Loans be evidenced by a single Note payable to such Lender or its registered assigns in an amount equal to the aggregate unpaid principal amount of such Loans or (ii) that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with any appropriate modifications to reflect the fact that it evidences solely Loans of a particular type. Each reference in this Agreement to the “Note” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

Section 2.05. Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Termination Date.

Section 2.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the applicable Base Rate Margin plus the Base Rate for such day. Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Payment Date prior to maturity and, with respect to the principal amount of any Base Rate Loan converted to a Term Benchmark Loan or, if applicable pursuant to Section 8.01, an RFR Loan, on the day such principal amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the rate otherwise applicable to Base Rate Loans for such day.

(b) Subject to Section 8.01, each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto,

at a rate per annum equal to the sum of the Term Benchmark Margin as applicable to such Term Benchmark Loan plus the Adjusted Term SOFR applicable to such Interest Period. Such interest shall be payable at maturity and for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c) To the extent applicable pursuant to Section 8.01, each RFR Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the sum of the RFR Margin for such day plus Adjusted Daily Simple SOFR. Such interest shall be payable at maturity and on each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month).

(d) Any overdue principal of or interest on any Term Benchmark Loan or RFR Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to the sum of 1% plus the sum of the Term Benchmark Margin or RFR Margin, as applicable, for such day plus the Adjusted Term SOFR or Adjusted Daily Simple SOFR, as applicable to such Loan on the day such payment was due.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.07. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a fee (the “Unused Fee”), which shall accrue at 0.10% per annum on the unused daily amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the last day of the Borrowing Period. Accrued Unused Fee shall be payable in arrears on each Quarterly Payment Date and on the last day of the Borrowing Period.

(b) The Company agrees to pay to the Administrative Agent for the account of each Lender a fee (the “Funding Fee”), which shall equal 0.20% of the aggregate principal amount of Loans funded on the Borrowing Date by such Lender that remains outstanding on the 90th day after the Borrowing Date. The Funding Fee shall be payable on the 90th day after the Borrowing Date.

Section 2.08. Optional Termination or Reduction of Commitments. During the Borrowing Period, the Company may, upon at least one Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time or (ii) ratably reduce from time to time, by an aggregate amount of $25,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments. Any such reduction shall reduce permanently the Commitments then in effect. At the time of any such reduction or termination, the Company shall pay to the Administrative Agent, for the ratable account of the Lenders based on each Lender’s Commitment, the outstanding Unused Fee on the amount so reduced or terminated. The Administrative Agent shall give prompt notice to the Lenders of any such termination or reduction of the Commitments.

Section 2.09. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8) as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Term Benchmark Loans as of any Business Day;

(ii) if such Loans are Term Benchmark Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Term Benchmark Loans for an additional Interest Period, subject to Section 2.14 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans; and

(iii) subject to Section 8.01, if such Loans are RFR Loans, the Borrower may elect to convert such Loans to Base Rate Loans.

Each such election shall be made by delivering a written notice signed by one (1) Responsible Officer of the Borrower, which shall be substantially in the form of Exhibit D hereto (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:00 A.M. (New York City time) on the third U.S. Government Securities Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $25,000,000 or any larger multiple of $5,000,000.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Term Benchmark Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Term Benchmark Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Term Benchmark Loans, such Loans shall be continued as Term Benchmark Loans with a one month Interest Period (or if one month Interest Periods are not available at such time, the shortest Interest Period then available) on the last day of the then current Interest Period applicable thereto.

Section 2.10. Mandatory Termination or Reduction of Commitments. (a) The Commitments shall terminate on the last day of the Borrowing Period.

(b) In the event that, during the Borrowing Period, the Borrower or any of its Subsidiaries receives any Net Cash Proceeds arising from any Debt Issuance, then the Commitments then outstanding shall be automatically reduced in an amount equal to 100% of such Net Cash Proceeds on the date of such receipt. The Borrower shall promptly notify the Administrative Agent of the receipt by the Borrower, or, as applicable, any of its Subsidiaries, of such Net Cash Proceeds from any Debt Issuance, and such notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds received.

Section 2.11. Prepayments.

(a) Optional Prepayments. Subject in the case of any Term Benchmark Borrowing to Section 2.13, the Borrower may, upon at least one Business Day’s written notice to the Administrative Agent, prepay any Group of Base Rate Loans or upon at least three Business Days’ written notice to the Administrative Agent, prepay any Group of Term Benchmark Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and any payments in respect of funding losses required by Section 2.13. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group.

(b) Mandatory Prepayments. In the event that, after the Borrowing Date, the Borrower or any of its Subsidiaries receives any Net Cash Proceeds of any Debt Issuance, then the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds not later than three Business Days following such receipt. The Borrower shall promptly (and not later than the date of receipt thereof) notify the Administrative Agent of the receipt by the Borrower or, as applicable, any of its Subsidiaries, of such Net Cash Proceeds from any Debt Issuance, and such notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds. Each such prepayment shall be applied to prepay the Loans ratably and shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment, plus, in the case of any Term Benchmark Loans, any payments in respect of funding losses required by Section 2.13.

(c) General. Upon receipt of a written notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such

Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.12. General Provisions as to Payments.

(a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder not later than 1:00 P.M. (New York City time) on the date when due, in federal or other funds immediately available in New York City. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Term Benchmark Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due from the Borrower to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(c) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.12(b), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid.

(d) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest or fees on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest and/or fees thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Term Benchmark Loan or any Term Benchmark Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto or if the Borrower fails to borrow, prepay, convert or continue any Term Benchmark Loans after notice has been given to any Lender in accordance with Section 2.03(a), 2.09(c) or 2.11(b), the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.14. Computation of Interest and Fees. Interest based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees under this Article 2 shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.

Section 2.15. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given. The Obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase dollars with such other currency; if the amount of dollars so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of dollars so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 9.04, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the appropriate Borrower.

Section 2.16. [Reserved].

Section 2.17. [Reserved].

Section 2.18. [Reserved].

Section 2.19. [Reserved].

Section 2.20. [Reserved].

Section 2.21. Defaulting Lenders. (a) If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.07(a);

(ii) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the

Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (b) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto; and

(iii) the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.05);

(b) If any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the Borrower (in the case of all other amounts). Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants), and (ii) the

Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

ARTICLE 3

CONDITIONS

Section 3.01. Effectiveness. The Commitments shall become effective only when all the following conditions have been satisfied:

(a) the Administrative Agent shall have received, from each party listed on the signature pages hereof, either a counterpart hereof signed by such party or facsimile or other written confirmation satisfactory to the Administrative Agent confirming that such party has executed and delivered a counterpart hereof;

(b) the Administrative Agent shall have received an opinion of the Vice President, Corporate Secretary & Deputy General Counsel of the Company in form and substance reasonably satisfactory to the Administrative Agent;

(c) the Administrative Agent shall have received all documents it may reasonably request relating to the existence of the Company, the corporate authority for and the validity of this Agreement and the Notes of the Company, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(d) [reserved]

(e) the Administrative Agent shall have received payment of any fees for the accounts of the Agents and the Lenders in the amounts heretofore mutually agreed in writing to the extent such fees are due and payable on and as of the Effective Date;

(f) to the extent such documentation and information has been requested by the Lenders, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(g) the Administrative Agent shall have received a certificate of an officer of the Company certifying that, as of the Effective Date:

(i) immediately before and after giving effect to the effectiveness of this Agreement, no Default or Event of Default shall exist; and

(ii) the representations and warranties of the Borrower contained in this Agreement are true and correct in all material respects; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods.

Promptly after the Effective Date occurs, the Administrative Agent shall notify the Company and the Lenders thereof, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02. Borrowing. The obligation of each Lender to make a Loan on the Borrowing Date is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02;

(b) the fact that, immediately before and after giving effect to the Borrowing, no Default shall exist;

(c) the fact that the representations and warranties of the Borrower contained in this Agreement (except for the representations and warranties set forth in Section 4.04(b), 4.05 and 4.07 which shall only be required to be given on the Effective Date) shall be true and accurate in all material respects on and as of the Borrowing Date; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods; and

(d) all of the conditions to the consummation of the Borrowing Date Acquisition (other than payment of consideration) shall have been, or contemporaneously with the funding of the Loans will be, satisfied or waived, and the Borrowing Date Acquisition shall occur substantially contemporaneously with the Borrowing.

The Borrowing hereunder on the Borrowing Date shall be deemed to be a representation and warranty by the Borrower on the Borrowing Date as to the facts specified in the foregoing clauses 3.02(b) and 3.02(c).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants that:

Section 4.01. Corporate Existence and Power. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, and (b) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except in the case of clause (b) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and its Notes (a) are within the corporate powers of the Company, (b) have been duly authorized by all necessary corporate action, (c) require no action by or in respect of, or filing with, any governmental body, agency or official, (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Principal Subsidiaries or (e) do not contravene, or constitute a default under, the certificate of incorporation or by-laws of the Company, except in the case of clauses (c) and (d) where the failure to obtain such consent or any such violation or default, as applicable, would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Company and each Note of the Company, when and if executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Company, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.04. Financial Information; No Material Adverse Change. (a) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of July 30, 2023 and the related consolidated statements of earnings, of shareowners’ equity and of cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Company’s 2023 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) Since July 30, 2023, there has not occurred any Material Adverse Effect.

Section 4.05. Litigation. Except for the matters disclosed in the Company’s 2023 Form 10-K, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which (a) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (b) in any manner draws into question the validity or enforceability of this Agreement or the Notes.

Section 4.06. Compliance with ERISA.

(a) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, in each case, unless the failure to comply with the foregoing would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, in each case, unless such waiver, failure or incurrence would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 4.07. Environmental Matters. In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has concluded that associated liabilities and costs, including the costs of compliance with Environmental Laws, are not reasonably likely to have a Material Adverse Effect.

Section 4.08. Taxes. The Company and its Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary; except to the extent that the failure to file or pay could not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

Section 4.09. Subsidiaries. Each of the Company’s Principal Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (b) has all organizational powers and governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 4.10. Full Disclosure. All written information heretofore furnished by the Company to any Agent or Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by the Company to any Agent or Lender will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

Section 4.11. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with Anti-Corruption Laws and applicable Sanctions (it being understood that, for purposes of the preceding clause only, the term Anti-Corruption Laws is limited to the U.S. Foreign Corrupt Practices Act, as amended, and the U.K. Bribery Act 2010), and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, the Company’s and its Subsidiaries’ respective directors and agents, are in compliance with Anti- Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the proceeds of the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE 5

COVENANTS

The Company agrees that, so long as any Lender has any Credit Exposure hereunder:

Section 5.01. Information. The Company will deliver to the Administrative Agent, which the Administrative Agent will forward to each Lender promptly:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, of shareowners’ equity and of cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, reported on by independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statement of earnings for such quarter and the related consolidated statements of earnings and of cash flows for the portion of the Company’s fiscal year ended at the end of such quarter;

(c) within five days after a Responsible Officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of a Responsible Officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all annual reports to shareholders and proxy statements so mailed;

(e) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan (other than an event for which the 30-day notice period is waived), or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in endangered or critical status, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Responsible Officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

(f) within five Business Days after delivery of financial statements under paragraph (a) or (b) above, a certificate of a Responsible Officer of the Company setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 5.08;

(g) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request, including information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation (to the extent applicable); and

(h) any change in the information provided in any Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification.

Information required to be delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(d) above shall be deemed to have been delivered on the date on which such information has been posted on the Company’s website on the Internet at the website address listed on the signature pages hereof, at:

https://www.sec.gov/cgi-bin/browse- edgar?action=getcompany&CIK=16732&dateb=&owner=exclude&count=40 or at another website identified by the Company by notice to the Lenders and accessible by the Lenders without charge; provided that the Company shall deliver paper copies of the information referred to in Section 5.01(a), 5.01(b) or 5.01(d) to the Administrative Agent for any Lender which requests such delivery.

Section 5.02. Maintenance of Property; Insurance. (a) The Company will keep, and will cause each Principal Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) The Company will, and will cause each of its Principal Subsidiaries to, either (i) carry insurance (either in the name of the Company or in such Principal Subsidiary’s own name) with financially sound and responsible insurance companies or (ii) maintain self-insurance, on all their respective properties, against at least such risks as (and subject to no greater risk retention than) are usually insured against in the same general area by similarly sized companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon reasonable request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried or the self-insurance so maintained.

Section 5.03. Conduct of Business and Maintenance of Existence. The Company will preserve, renew and keep in full force and effect, and will cause each Principal Subsidiary to preserve, renew and keep in full force and effect their respective legal existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided, further, that nothing in this Section 5.03 shall prevent any Principal Subsidiary from merging into, consolidating with, or transferring all or substantially all of its assets to, the Company or another Subsidiary.

Section 5.04. Compliance with Laws. The Company will comply, and cause each Principal Subsidiary to comply, in all material respects, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, ERISA and the Code and the rules and regulations thereunder) except (i)

where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with Anti-Corruption Laws and applicable Sanctions (it being understood that for purposes of the preceding clause only, the term Anti- Corruption Laws is limited to the requirements of the U.S. Foreign Corrupt Practices Act, as amended, and the U.K. Bribery Act 2010).

Section 5.05. Mergers and Sales of Assets. The Company will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person; provided that the Company may merge with another Person if (x) the Company is the corporation surviving such merger and (y) after giving effect to such merger, no Event of Default shall have occurred and be continuing.

Section 5.06. Negative Pledge. Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien on (a) any Principal Property, (b) the shares of capital stock or Debt of any Principal Subsidiary or (c) any Domestic Inventory or Domestic Receivables, without securing the Obligations hereunder equally and ratably with (or, at the Company’s option, prior to) the other obligations secured by such Lien; provided that this Section 5.06 shall not apply to the following Liens, and the obligations secured thereby shall be excluded from any computation under this Section 5.06:

(i) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $150,000,000 (excluding obligations of the Company under capitalized leases);

(ii) any Lien existing on any asset of any Person at the time such Person becomes a Consolidated Subsidiary and not created in contemplation of such event;

(iii) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition, construction or improvement thereof;

(iv) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or a Consolidated Subsidiary and not created in contemplation of such event;

(v) any Lien existing on any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(vi) Liens on Domestic Inventory and Domestic Receivables with an aggregate book value not in excess of $250,000,000;

(vii) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing provisions of this Section 5.06; provided that such Debt is not increased and is not secured by any additional assets;

(viii) Liens which (1) do not secure Debt, (2) do not secure any single obligation in an amount exceeding $500,000,000 and (3) do not in the aggregate materially detract from the value of the assets of, or materially impair the use thereof in the operation of the business of, the Company and its Consolidated Subsidiaries taken as a whole;

(ix) any Lien in favor of the Company or any Lien created by a Subsidiary in favor of another Subsidiary; and

(x) any other Lien; provided that the aggregate amount secured by all Liens excluded pursuant to this clause (x) shall not exceed 10% of Consolidated Net Assets.

Section 5.07. Use of Proceeds.

(a) The proceeds of the Loans made under this Agreement will be used by the Borrower solely to pay a portion of the consideration for the Borrowing Date Acquisition, including fees and expenses in connection therewith. None of such proceeds will be used in violation of any applicable law or regulation (including without limitation Regulation U or X).

(b) The Borrower will not request any Borrowing, and the Borrower shall not use, and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.08. Financial Covenant. The Company shall not permit the Consolidated Interest Coverage Ratio as of any Test Date, determined for the Related Test Period, to be less than 3.25:1.00.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall (i) fail to pay when due any principal of any Loan or (ii) fail to pay, within 5 days of the date when due, any interest on any Loan or any fee or other amount payable hereunder;

(b) the Company shall fail to observe or perform any covenant contained in Section 5.01(c), 5.05, 5.06 or 5.08;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Company by the Administrative Agent at the request of any Lender;

(d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made or deemed made;

(e) the Company or any Principal Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(f) an involuntary case or other proceeding shall be commenced against the Company or any Principal Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Principal Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(g) any member of the ERISA Group shall fail to pay when due an amount or amounts it shall have become liable to pay under Title IV of ERISA, which would reasonably be expected to result in a Material Adverse Effect; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing other than for, or with respect to, a standard termination under Section 4041(b) of ERISA that would not have a Material Adverse Effect on the Company and its Consolidated Subsidiaries considered as a whole; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which would cause one or more members of the ERISA Group to incur a current payment obligation in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

(h) a judgment or order by a court of competent jurisdiction for the payment of money in excess of $200,000,000 (to the extent not covered by (i) insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation or (ii) another applicable indemnity or escrow arrangement) shall be rendered against the Company or any Principal Subsidiary and such judgment or order is not satisfied, vacated, discharged, stayed or bonded for a period of sixty consecutive days;

(i) [reserved];

(j) (i) acceleration of the maturity of any Material Debt or (ii) the Company or any Subsidiary obligated with respect thereto shall fail to pay the principal amount of any Material Debt within three days of the date when due; or

(k) a Change of Control Triggering Event shall have occurred.

then, and in every such event, the Administrative Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Lenders holding more than 50% of the aggregate principal amount of the Loans, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (e) or (f) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 6.03. [Reserved].

Section 6.04. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Company or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.21, be applied by the Administrative Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Company or as otherwise required by law.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 7 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 7.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03. Exculpatory Provisions. The Administrative Agent or the Joint Lead Arrangers as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Joint Lead Arrangers, as applicable:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of their affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Joint Lead Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.05 and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed, in good faith, by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 7 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 7.06. Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 8.04(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 7.03). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 7 and Section 9.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 7.07. Non-Reliance on the Administrative Agent, the Joint Lead Arranger and the Other Lender. Each Lender expressly acknowledges that none of the Administrative Agent nor the Joint Lead Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or the Joint Lead Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or of any affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Joint Lead Arrangers to any Lender as to any matter, including whether the Administrative Agent or the Joint Lead Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Joint Lead Arrangers that it has, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 7.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or hereunder.

Section 7.09. Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint

Lead Arranger and Joint Bookrunner and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that none of the Administrative Agent, or any Joint Lead Arranger and Joint Bookrunner, any Syndication Agent or any of their respective affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 7.10. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Party in immediately available funds, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 8.01, if on or prior to the first day of any Interest Period for any Term Benchmark Loan:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR (including because Term SOFR is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Adjusted Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Interest Rate Election in accordance with the terms of Section 2.09 or a new Notice of Borrowing in accordance with the terms of Section 2.02, (1) any Notice of Interest Rate Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be an Notice of Interest Rate Election or a Notice of Borrowing, as applicable, for

(x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 8.01(a)(i) or (ii) above or (y) a Base Rate Borrowing if Adjusted Daily Simple SOFR is also the subject of Section 8.01(a)(i) or (ii) above and (2) any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Borrowing, as applicable, for a Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 8.01(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Interest Rate Election in accordance with the terms of Section 2.09 or a new Notice of Borrowing in accordance with the terms of Section 2.02, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 8.01(a)(i) or (ii) above or (y) a Base Rate Loan if Adjusted Daily Simple SOFR is also the subject of Section 8.01(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan, in each case, unless the Company notifies the Administrative Agent at least two Business days before the date of any Term Benchmark Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark

Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 8.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.01.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non- representative tenor and (2) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 8.01, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.

Section 8.02. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund its Term Benchmark Loans or RFR Loans to the Borrower and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Term Benchmark Loans or RFR Loans, or to convert outstanding Loans into Term Benchmark Loans or RFR Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Term Benchmark Loan or RFR Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) in the case of a Term Benchmark Loan, on the last day of the then current Interest Period applicable to such Term Benchmark Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 8.03. Increased Cost and Reduced Return. (a) If any Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall subject any Lender to any taxes (other than (i) any taxes indemnified under Section 8.04, (ii) taxes excluded in the definition of Taxes (other than those described in clause (i) of such definition) or (iii) Connection Income Taxes) on its Loans, loan principal, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable or allocated thereto, or impose on any Lender (or its Applicable Lending Office) or on the interbank market any other condition (other than the imposition of any taxes) affecting its Loans, its Notes or its obligation to make Loans and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan (or, in the case of a Change in Law with respect to taxes, any Loan), or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c) Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 8.04. Taxes. (a) For the purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, and franchise or similar taxes (x) imposed on it, by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located or (y) that are Other Connection Taxes, (ii) in the case of each Lender, any United States withholding tax imposed on such payments, but only up to the rate (if any) at which United States withholding tax would apply to such payments to such Lender at the time such Lender first becomes a party to this Agreement or such Lender changes its Applicable Lending Office and (iii) any United States withholding tax imposed under FATCA.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution, performance, enforcement or delivery of, or otherwise with respect to, this Agreement or any Note.

(b) Any and all payments by or on account of any obligation of the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes, except as required by applicable law. If the Borrower or the Administrative Agent shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable by the Borrower shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent, as applicable, shall make such deductions, (iii) the Borrower or the Administrative Agent, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the withholding agent is the Borrower, the Borrower shall promptly furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof, a copy of the return reporting payment thereof or other evidence of payment thereof reasonably satisfactory to the Administrative Agent.

(c) The Borrower shall timely pay to the relevant taxation authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Such Lender or the Administrative Agent shall provide a certificate as to the amount of such payment or liability delivered to the Borrower setting forth in reasonable detail the basis and calculation of such amounts. This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with Internal Revenue Service form W-8BEN or W-8BEN-E (together with, in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”)), W-8IMY (accompanied by form W-8ECI, form W-8BEN or W- 8BEN-E, a U.S. Tax Compliance Certificate, form W-9, and/or other certification documents from each beneficial owner, as applicable) or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service. Each Lender that is organized under the laws of a jurisdiction in the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with Internal Revenue Service form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(f) For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate form pursuant to Section 8.04(e) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(b) or (d) with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) If a payment made to a Lender under this Agreement or any Note would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 8.04(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.

(h) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

(i) Each Lender shall severally indemnify the Administrative Agent for any Taxes and Other Taxes (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and Other Taxes and without limiting the obligation, if any, of the Borrower to do so) or any taxes excluded from the definition of “Taxes”, in each case attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor.

(j) If any party determines, in its sole reasonable discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section 8.04 (including by the payment of additional amounts pursuant to this Section 8.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant taxing authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8.04(j) (plus any penalties, interest or other charges imposed by the relevant taxing authority) in the event that such indemnified party is required to repay such refund to such taxing authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnity payments with respect to such tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(k) Each party’s obligations under this Section 8.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.

Section 8.05. Base Rate Loans Substituted for Affected Loans. If (i) the obligation of any Lender to make, or convert outstanding Loans to, Term Benchmark Loans or RFR Loans to the Borrower has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Term Benchmark Loans or RFR Loans and the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted into) Term Benchmark Loans or RFR Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Term Benchmark Loans or RFR Loans of the other Lenders). If such Lender notifies the Company that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Term Benchmark Loan on the first day of the next succeeding Interest Period applicable to the related Term Benchmark Loans of the other Lenders or, if applicable pursuant to Section 8.01, shall be converted immediately into a RFR Loan.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number or electronic mail address set forth on the signature pages hereof; and

(ii) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article 2 by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of such Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR

THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent, may change its address or facsimile for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Notice of Borrowings) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Limitation of Liability; Indemnification. (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Lender, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Company of (i) any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party or (ii) any other obligation of the Company that is expressly provided for pursuant to the terms of this Agreement.

(c) The Company agrees to (i) indemnify each Agent, Joint Lead Arranger and Joint Bookrunner, and Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all Liabilities and related expenses of any kind which may be incurred by such Indemnitee in connection with any claim, litigation, arbitration or investigative, administrative or judicial or regulatory action or proceeding (whether or not such Indemnitee shall be designated a party thereto and regardless of whether brought by a third party) brought or threatened relating to or arising out of this Agreement, the actual or proposed use of proceeds of Loans hereunder, including proceedings brought or threatened by the Company or any of its affiliates, equity holders or creditors and (ii) reimburse each Indemnitee within 30 days after receipt of a reasonably detailed written invoice therefor (together with, if reasonably requested, documentation supporting such reimbursement request) for any reasonable and documented out-of-pocket expenses (including legal expenses of one firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitees)) incurred in connection with investigating or defending any of the foregoing, regardless of whether in connection with any pending or threatened proceeding to which any Indemnitees is a party; provided that no Indemnitee shall have the right to be indemnified hereunder for (A)(1) such Indemnitee’s own gross negligence or willful misconduct or (2) a material breach by such Indemnitee of the express provisions of this Agreement, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (B) any taxes other than taxes that solely represent losses, claims, damages, etc. arising from any non-tax claim.

(d) Each Lender severally agrees to pay any amount required to be paid by the Company under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Commitment in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Commitment immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) The Company shall not be liable for any settlement without its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), but, if settled with the Company’s prior written consent or if there is a final non-appealable judgment by a court of competent jurisdiction, the Company will indemnify and hold harmless each Indemnitee for Liabilities by reason of such settlement or judgment in accordance with and to the extent such indemnification could have been or is sought pursuant to this Section 9.03.

(f) Notwithstanding anything in this Section 9.03 to the contrary, each Indemnitee shall be obligated to refund or return any and all amounts paid by you under the paragraph above to such indemnified person for any Liabilities or expenses to the extent such indemnified person is found in a final, non-appealable judgment by a court of competent jurisdiction to not be entitled to payment of such amounts in accordance with the terms hereof.

Section 9.04. Sharing of Set-offs. (a) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Loans held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to the Loans held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest due with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 9.04(a) shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder.

(b) The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders and acknowledged by the Agent (and, if the rights or duties of any Agent are affected thereby, by it); provided that no such amendment or waiver shall:

(a) unless signed by each affected Lender, (i) increase the Commitment of any Lender or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for the termination of any Commitment; provided, further that, no such amendment or waiver shall (i) unless signed by all the Lenders, change Sections 2.08, 2.12(b) or 2.12(d) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby or change the payment waterfall provisions of Sections 2.21(a)(ii) or 6.04 and (ii), unless signed by all the Lenders (other than any Defaulting Lender unless such Defaulting Lender is disproportionately adversely affected by such change) change the percentage of the Credit Exposures which shall be required for the Lenders or any of them to take any action under this Section 9.05 or any other provision of this Agreement; or

(b) [reserved];

provided that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Company and the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (ii) any date fixed by this Agreement or any other Loan Document for the payment (excluding mandatory prepayments) of principal or interest due to a Defaulting Lender may not be postponed without (A) the consent of such Defaulting Lender and (B) in connection with the extension of payments of principal or interest which impact all Lenders, the consent of all other Lenders entitled to vote, (iii) the principal of, and the rate of interest specified herein on, any Loan due to a Defaulting Lender may not be reduced without (A) the consent of such Defaulting Lender and (B) in connection with a reduction of the rate of interest specified herein on any Loan which impacts all Lenders, the consent of all other Lenders entitled to vote or (iv) this last sentence of Section 9.05 shall not be amended without the consent of any Lender that is a Defaulting Lender at the time of such amendment.

Notwithstanding anything to the contrary herein, if the Administrative Agent and the Company have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error, omission or any other error or omission of a technical nature, in each case, in any provision of any Loan Document, the Company and the Administrative Agent shall be permitted to effect amendments to this Agreement or any other Loan Document, as applicable, solely to address such matter and such amendment shall become effective without the consent of any other party to this Agreement so long as, in each case, the Lenders shall have received at least ten (10) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within ten (10) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Agent and all Lenders.

(b) Any Lender may, without the consent of the Company, the Administrative Agent or any other Person, at any time grant to one or more Lenders or other institutions (other than the Borrower or any affiliate of the Borrower) (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Section 9.05(a) without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Lender may at any time assign to one or more banks or other financial institutions other than a Defaulting Lender, the Borrower or any affiliate of the Borrower (each a “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consents) of all, of its rights and obligations under this Agreement and its Notes with respect to Loans, and each such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption in substantially the form of Exhibit B (an “Assignment and Assumption”) hereto executed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Administrative Agent and (so long as at the time no Event of Default exists) the Company, which consent will not be unreasonably withheld or delayed; provided that (i) no such consent of the Company shall be required if such Assignee is an affiliate of such transferor Lender, a Lender prior to such assignment or an Approved Fund, (ii) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 15 Business Days after having received notice thereof and (iii) if such Assignee is a Lender prior to such assignment, the assignment may be in an amount less than $5,000,000. Upon execution and delivery of such instrument and payment by such an Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the relevant Assignee to evidence its Loans. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the relevant Assignee is not incorporated under the laws of the United States or a state thereof, it shall deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

(d) Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and its Notes, including to a Federal Reserve Bank or other central bank having jurisdiction over it. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5 of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 9.07. [RESERVED].

Section 9.08. Collateral. Each of the Lenders represents to each of the Agents and the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.09. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any New York State or federal court located in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) accepts for itself and in respect of its property the jurisdiction of such courts, (iii) waives any objection to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the Company (on behalf of the Borrower) at its address specified on signature page hereof. A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any Lender Party to serve legal process in any other manner permitted by law or affect any Lender Party’s right to bring any suit, action or proceeding against the Borrower or its property in the courts of other jurisdictions.

Section 9.10. Electronic Execution; Electronic Records; Counterparts. (a) This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and each of the Administrative Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

(b) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(c) The Borrower and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any Liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Lender Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO

TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 9.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Joint Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its affiliates, or any other Person and (B) neither the Administrative Agent, the Joint Lead Arrangers, nor any Lender has any obligation to the Borrower or any of its affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its affiliates, and neither the Administrative Agent, the Joint Lead Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower or its affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.14. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down And Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down And Conversion Powers of the applicable Resolution Authority.

Section 9.15. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.16. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its affiliates and its and its affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party shall be responsible for its affiliates’ compliance with this Section 9.16), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal, judicial, administrative proceeding or other process (in which case the Administrative Agent or such Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority) to inform the Company promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation), (d) to any other party to this Agreement otherwise pursuant to the terms hereof, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Company and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company, (i) for purposes of establishing a “due diligence” defense, (j) to the extent such Information was already in the possession of such Person or is independently developed by such Person or any of its affiliates, and (k) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Company that is not, to the knowledge of the Administrative Agent or such Lender, subject to confidentiality obligations to the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. If the Administrative Agent or any Lender is requested or required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process (other than in connection with any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to disclose any or all of the Information, the Administrative Agent or such Lender will provide the Company with prompt notice of such event (to the extent that such notice does not contravene any applicable law or similar regulation) so that the Company may, at its own expense, seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this Agreement by the Administrative Agent or such Lender. If the Company determines to seek such protective order or other remedy and provides written notice thereof to the Administrative Agent or such Lender, the Administrative Agent or such Lender will reasonably cooperate with the Company in seeking such protective order or other remedy at the Company’s own expense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CAMPBELL SOUP COMPANY

By:	/s/ Carrie L. Anderson
Name: Carrie L. Anderson
Title: Executive Vice President and
Chief Financial Officer

By:	/s/ Atul Garg
Name: Atul Garg
Title: Vice President and Treasurer

Signature page to Credit Agreement

BANK OF AMERICA, N.A. as
Administrative Agent

By:	/s/ Kelly Weaver
Name: Kelly Weaver
Title: Vice President

Signature page to Credit Agreement

Bank of America, N.A., as a Lender

By:	/s/ Ryan Van Stedum
Name: Ryan Van Stedum
Title: Associate

Signature page to Credit Agreement

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

Signature page to Credit Agreement

BNP PARIBAS,
as a Lender

By:	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:	/s/ Nicolas Doche
Name: Nicolas Doche
Title: Vice President

Signature page to Credit Agreement

CITIBANK, N.A.,
as a Lender

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

Signature page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Eduardo Lopez Peiro
Name:	Eduardo Lopez Peiro
Title:	Vice President

Signature page to Credit Agreement

COOPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as a Lender

By:	/s/ Andre Baladi
Name: Andre Baladi
Title: Managing Director

By:	/s/ Jennifer Smith
Name: Jennifer Smith
Title: Executive Director

Signature page to Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Rosa Pritsch
Name: Rosa Pritsch
Title: Director

Signature page to Credit Agreement

PNC Bank, National Association,
as a Lender

By:	/s/ Meredith L. Jermann
Name: Meredith L. Jermann
Title: Vice President

Signature page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Peter Hale
Name: Peter Hale
Title: Vice President

Signature page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael J. Stein
Name: Michael J. Stein
Title:	Director

Signature page to Credit Agreement

Manufacturers and Traders Trust Company
as a Lender

By:	/s/ Keith A. Mummert
Name: Keith A. Mummert
Title: Sr. Vice President

Signature page to Credit Agreement

BMO Bank N.A.
as a Lender

By:	/s/ Patricia DelGrande
Name: Patricia DelGrande
Title:	Managing Director

Signature page to Credit Agreement

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Peter J. Hallan
Name: Peter J. Hallan
Title:	Senior Vice President

Signature page to Credit Agreement

CoBank, ACB,
as a Lender

By:	/s/ John Trawick
Name: John Trawick
Title: Vice President

Signature page to Credit Agreement

COMMITMENT SCHEDULE (in US$)

Lender	Commitment
Bank of America, N.A.	$240,000,000.00
Barclays Bank PLC	$240,000,000.00
BNP Paribas	$240,000,000.00
Citibank, N.A.	$240,000,000.00
JPMorgan Chase Bank, N.A.	$240,000,000.00
Cooperative Rabobank U.A., New York Branch	$140,000,000.00
Sumitomo Mitsui Banking Corporation	$140,000,000.00
PNC Bank, National Association	$90,000,000.00
U.S. Bank National Association	$90,000,000.00
Wells Fargo Bank, National Association	$90,000,000.00
Manufacturers and Traders Trust Company	$80,000,000.00
BMO Bank, N.A.	$60,000,000.00
The Northern Trust Company	$60,000,000.00
CoBank, ACB	$50,000,000.00
Total:	$2,000,000,000.00

PRICING SCHEDULE

Each of “Base Rate Margin”, “Term Benchmark Margin” and “RFR Margin” means, for any day, the rate per annum set forth below in the row opposite such term and in the column corresponding to the Pricing Level that applies on such day:

Ratings: Moody’s / S&P / Fitch	A3 / A- / A-	Baa1 / BBB+ / BBB+	Baa2 / BBB / BBB	Baa3 / BBB- / BBB-	Lower
Pricing Level	Level I	Level II	Level III	Level IV	Level V
Base Rate Margin	0.000%	0.125%	0.250%	0.375%	0.625%
Term Benchmark Margin	1.000%	1.125%	1.250%	1.375%	1.625%
RFR Margin	1.000%	1.125%	1.250%	1.375%	1.625%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

“Level I Pricing” applies on any day on which the Company’s long-term debt is rated A- or higher by S&P, A3 or higher by Moody’s or A- or higher by Fitch (subject to the final paragraph hereof).

“Level II Pricing” applies on any day on which (i) the Company’s long-term debt is rated BBB+ or higher by S&P, Baa1 or higher by Moody’s or BBB+ or higher by Fitch (subject to the final paragraph hereof) and (ii) no better Pricing Level applies.

“Level III Pricing” applies on any day on which (i) the Company’s long-term debt is rated BBB or higher by S&P, Baa2 or higher by Moody’s or BBB or higher by Fitch (subject to the final paragraph hereof) and (ii) no better Pricing Level applies.

“Level IV Pricing” applies on any day on which (i) the Company’s long-term debt is rated BBB- or higher by S&P, Baa3 or higher by Moody’s or BBB- or higher by Fitch (subject to the final paragraph hereof) and (ii) no better Pricing Level applies.

“Level V Pricing” applies on any day if no other Pricing Level applies on such day. “Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level

IV or Level V Pricing applies on any day. A “better” Pricing Level is one with a lower roman numeral.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.

If the Company has split ratings from Moody’s, S&P and Fitch, (i) if such ratings are in two adjacent categories, pricing will be based on the category in which two of such ratings fall and (ii) if such ratings are in three different categories, pricing will be based on the second highest of such ratings. If any one of Moody’s, S&P and Fitch shall not have a rating in effect with respect to the Company, then (i) if the remaining two ratings fall within the same category, pricing shall be based on that category and (ii) if the remaining two ratings fall within different categories, pricing shall be based on the higher of such categories. If the rating system of Moody’s, S&P and/or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Administrative Agent (in consultation with the Lenders) shall negotiate in good faith to amend the “Base Rate Margin”, “RFR Margin” and “Term Benchmark Margin” definitions to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rating of such rating agency most recently in effect prior to such change or cessation shall be used in determining pricing.

EXHIBIT A

FORM OF NOTE

FOR VALUE RECEIVED, Campbell Soup Company, a New Jersey corporation (the “Borrower”), hereby promises to pay to         or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Delayed Draw Term Loan Credit Agreement, dated as of October 10, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Signature Page Follows]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CAMPBELL SOUP COMPANY

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
				Principal	Outstanding
			End of	or Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

EXHIBIT B

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2. Assignee[s]:

[for each Assignee, indicate [affiliate][Approved Fund] of [identify Lender]]

3. Borrower(s): Campbell Soup Company

4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: The Delayed Draw Term Loan Credit Agreement, dated as of October 10, 2023 among (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among Campbell Soup Company, a New Jersey corporation, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent

6. Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment for all Lenders[8]	Amount of Commitm ent Assigned	Percentage Assigned of Commitment[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7. Trade Date: ]10

[5]	List each Assignor, as appropriate.
[6]	List each Assignee and, if available, its market entity identifier, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:________________ , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11] [NAME OF ASSIGNOR]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[NAME OF ASSIGNOR]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

ASSIGNEE[S][12] [NAME OF ASSIGNEE]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[NAME OF ASSIGNEE]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[Consented to and][13] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]14

[CAMPBELL SOUP COMPANY], as Borrower

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[14]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender[s], L/C Issuer[s]) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents [or any collateral thereunder], (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s].

(1) [The][Each] Assignee represents and warrants that:

(i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement;

(ii) it meets all the requirements to be an assignee under Section 9.06 of the Credit Agreement (subject to such consents, if any, as may be required thereunder);

(iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder;

(iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type;

(v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest;

(vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and

(vii) if it is organized under the laws of a jurisdiction outside the United States, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee;

(2) [The][Each] Assignee agrees that:

(i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.;

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

NOTICE OF BORROWING

Date:__________ ,_____ 1

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Delayed Draw Term Loan Credit Agreement, dated as of October 10, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined) among Campbell Soup Company, a New Jersey corporation, (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one)2:

Indicate: Requested Amount	Indicate: Base Rate Loan or Adjusted Term SOFR Loan	For Adjusted Term SOFR Loans Indicate: Interest Period	Indicate: Borrowing Date3

The Borrowing, if any, requested herein complies with Section 2.02 of the Credit Agreement.

The Proposed Borrowing shall be deposited in accordance with the following wire transfer instructions:

Wire Transfer Instructions

Bank Name:

Bank Address:

ABA No.:

Account No.:

Account Name:

[1]

Note to Borrower. All requests submitted under a single Loan Notice must be effective on the same date. If multiple effective dates are needed, multiple Loan Notices will need to be prepared and signed.

[2]	Note to Borrower. For multiple borrowings, conversions and/or continuations for a particular facility, fill out a new row for each borrowing/conversion and/or continuation.
[3]	Note to Borrower. To be a Business Day.

CAMPBELL SOUP COMPANY

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

EXHIBIT D

NOTICE OF INTEREST ELECTION REQUEST

To:	Bank of America, N.A., as Administrative Agent

Ladies	and Gentlemen:

Reference is hereby made to that certain Delayed Draw Term Loan Credit Agreement, dated as of October 10, 2023 among (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined) among Campbell Soup Company, a New Jersey corporation, (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent. This notice constitutes an Interest Election Request and the Borrower hereby gives you notice, pursuant to Section 2.09 of the Credit Agreement, that it requests to convert an existing Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such conversion requested hereby:

(A)	List date, Type, principal amount, currency and Interest Period (if applicable) of existing Borrowing: _______________

(B)	Aggregate principal amount of resulting Borrowing:[18] $_______________

(C)	Effective date of interest election (which is a Business Day):_______________

(D)	Type of Borrowing:[19] ___________________________________

(E)	Interest Period and last day thereof (if a Adjusted Term SOFR Borrowing):[20]_______________

Very truly yours,

CAMPBELL SOUP COMPANY

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[18]	Must comply with Section 2.09 of the Credit Agreement.
[19]	Specify Base Rate Borrowing or Adjusted Term SOFR Borrowing.
[20]

Applicable to Adjusted Term SOFR Borrowings only. Shall be subject to the definition of “Interest Period” and can be a period of one, three or six months. Cannot extend beyond the Termination Date. If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.